Balchem Corporation (NASDAQ:BCPC)
Exhibit 99.1

             Balchem Corporation Announces 1st Quarter 2008 Results
             ------------------------------------------------------
                          New Hampton, NY - May 8, 2008

                       BALCHEM CORPORATION (NASDAQ: BCPC)
       reported as follows (unaudited) for the period ended March 31, 2008
                ($000 Omitted Except for Net Earnings Per Share)

                      For the Three Months Ended March 31,
                      ------------------------------------

                                                       2008        2007
                                                     --------    --------

      Net sales                                      $ 56,861    $ 27,599
      Gross profit                                     13,483       9,741
      Operating expenses                                6,079       4,399
                                                     --------    --------
      Earnings from operations                          7,404       5,342
      Other expense                                      (213)        (28)
                                                     --------    --------
      Earnings before income tax expense                7,191       5,314
      Income tax expense                                2,550       1,873
                                                     --------    --------
      Net earnings                                   $  4,641    $  3,441
                                                     ========    ========

      Basic net earnings per common share            $   0.26    $   0.19
      Diluted net earnings per common share          $   0.25    $   0.19

     Shares used in the calculation of diluted net
     earnings per common share                         18,853      18,385

New Record Quarter Results for Sales and Earnings
         Record net sales of $56.9  million were  achieved for the quarter ended
         ----------------
March 31, 2008. This is an increase of 106% above the $27.6 million result of the prior year comparable quarter and was derived from both organic and acquisition growth. Record net earnings for the quarter were $4.6 million, an
                      -------------------
increase of $1.2 million, or 34.9% as compared with the same period last year. The $4.6 million in net earnings generated diluted net earnings per common share of $0.25 per share for the first quarter of 2008 versus $0.19 per share for the prior year, an increase of 31.6%.

         Effective with the quarter ending March 31, 2008, the Company has realigned its business segment reporting structure to more appropriately reflect the internal management of the businesses, largely due to the impact of the recent acquisitions of 2007. Segment information from prior year periods contained herein has been revised to reflect the comparative business segment reporting. The Company will continue to report three segments: ARC Specialty Products; Food, Pharma and Nutrition; and Animal Nutrition and Health. Changes to the reporting segments are as follows: Chelated minerals and specialty nutritional products for the animal health industry, formerly reported as a part of the Encapsulated/Nutritional Products segment, are now combined with the Choline business (formerly BCP Ingredients) into a consolidated Animal Nutrition and Health segment. The Encapsulated/Nutritional Products segment has been renamed Food, Pharma and Nutrition, focusing on human health. There are no changes to the ARC Specialty Products segment.

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Balchem Corporation (NASDAQ:BCPC)                                              2


         Detailing the first quarter of 2008, the Animal Nutrition and Health segment achieved record quarterly sales of $39.1 million. This result reflects sales derived from the acquisitions of the customer list of Chinook Group Limited ("Chinook") and certain assets of Akzo Nobel Chemicals S.p.A. ("Akzo"), both completed in 2007. These acquisitions contributed approximately $25 million of the revenue increase over the prior year. Our specialty animal nutrition and health products, targeted predominantly for ruminant animals, now included in this segment, realized approximately 31.5% growth over the 2007 Q1 results with strong sales of Reashure(R), Nitroshure(TM), Niashure(TM) and Chelated Minerals. Earnings from operations for this segment improved 55.1% to $3.3 million as compared to $2.1 million in the prior year comparable quarter. This segment's current quarterly earnings result includes non-cash amortization expense of $0.7 million related to the Chinook acquisition. This segment was impacted unfavorably by the continued rise in raw material costs, and while we did experience some relief towards the end of the first quarter, overall raw material costs have stayed firm. Sales of the Food, Pharma and Nutrition segment were $9.3 million, an increase of 28.8% from the prior year comparable quarter. This segment growth was organic, with continued strength in sales of human grade choline, domestic and international food, as well as pharma calcium products. Earnings from operations for this segment improved to $1.5 million, as compared to $0.3 million in the prior year comparable quarter. The ARC Specialty Products segment generated quarterly sales of $8.5 million, a 4.8% increase over the prior year quarter, principally from increased volumes of ethylene oxide products. Earnings in this segment declined $0.3 million principally due to increases in the cost of petro-chemical raw materials and increased operating expenses which impacted all business segments.

         Gross profit for the quarter ended December 31, 2007 was $13.5 million, an increase of 38.4% compared to $9.7 million for the prior year comparable period. The consolidated gross margin, as a percent of sales, at 23.7%, declined in direct correlation to the proportional increase of the above noted acquisition related sales. Despite the implementation of price increases, and slight improvement sequentially over the fourth quarter, we were not able to fully recover the cost increases in certain petro-chemical raw materials, which continued or trended up within the quarter. On this note, our gross margin was lower than expected in both the Animal Nutrition and Health and Specialty Products segments, but the company anticipates improved gross margin results in the near term. Operating (Selling, R&D, and Administrative) expenses increased 38.2% to $6.1 million, as compared to $4.4 million for the prior year comparable quarter, but decreased as a percentage of sales to 10.7%, down from 15.9% in the prior year quarter. This increase in operating expenses, over the prior year, was primarily due to additional amortization and selling expenses associated with the Chinook and Akzo acquisitions, higher research expenses for the pharmaceutical initiatives, and higher G&A expenses due to increased audit, tax, accounting and non-cash stock-based compensation recognition.

         Balance sheet ratios and our cash flow continue to be strong. Late in the first quarter of 2007, we borrowed $39 million; the proceeds of which were used to complete the funding of the Chinook and Akzo acquisitions. At March 31, 2008, our outstanding borrowings were $25.8 million reflecting accelerated payments of $11.0 million. We are well positioned to continue with an aggressive debt reduction program.


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Balchem Corporation (NASDAQ:BCPC)                                              3


Outlook
         Commenting on 2008, Dino A. Rossi, President and CEO of Balchem said, "The integrations of the 2007 acquisitions have gone well. This record first quarter result does not yet reflect our full expectations of the acquisitions, but they are contributing accretively to our earnings, even with the earlier noted raw material cost increases and the high level of amortization expense associated with the acquisition accounting. Rising raw material costs are likely to continue being a challenge in the near term. We continue to take pricing actions, as appropriate, to lessen the impact of these raw material cost increases; however, actions taken by the Company in the first quarter, due largely to their timing, did not offset all cost increases.

         We continue to see improved results of our calcium products for the pharmaceutical and OTC markets, with a couple of new calcium product launches scheduled for the second quarter. The Animal Nutrition and Health segment is realizing excellent global revenue growth in both the specialty and basic choline product lines. Our pharmaceutical research efforts will continue to generate milestone payments throughout the balance of the year. We expect 2008 to be another year of continuing quality double digit improvements in sales and earnings, as we leverage our production capacity and business infrastructure."

Quarterly Conference Call
         A quarterly conference call will be held on Thursday, May 8, 2008 at 2:00 PM Eastern Time (ET) to review first quarter 2008 results. Dino A. Rossi, President and CEO, and Frank Fitzpatrick, CFO, will host the call. We invite you to listen to the call by dialing toll-free (877) 407-8289 five minutes prior to the scheduled start time of the conference call. The conference call will be available for digital replay through Wednesday, May 14. To access the replay of the conference call, dial (877) 660-6853, use account #298 and conference ID#283740. This press release, and its accompanying financial exhibits, will also be available on the company website, www.balchem.com, prior to the
                                                 ---------------
conference call.

Segment Information
         Balchem Corporation consists of three business segments: ARC Specialty Products, Food, Pharma and Nutrition and Animal Nutrition and Health. Through ARC Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries. The Food, Pharma and Nutrition segment provides proprietary microencapsulation, granulation and agglomeration solutions to a variety of applications in the human food, pharmaceutical and nutrition marketplaces. The Animal Nutrition and Health segment manufactures and supplies products to numerous animal health markets and certain derivative products into industrial applications.

Forward-Looking Statements
         This release contains forward-looking statements, which reflect Balchem's expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem's expectations, including risks and factors identified in Balchem's annual report on Form 10-K for the year ended December 31, 2007. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact:  Karin McCaffery, Telephone:   845-326-5635


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Balchem Corporation (NASDAQ:BCPC)                                              4


Selected Financial Data
($ in 000's)

Business Segment Net Sales:
---------------------------------------------------------------------
                                                 Three Months Ended
                                                      March 31
                                                 2008          2007
---------------------------------------------------------------------
ARC Specialty Products                        $    8,450    $   8,061
Food, Pharma and Nutrition                         9,289        7,212
Animal Nutrition and Health                       39,122       12,326
---------------------------------------------------------------------
Total                                         $   56,861    $  27,599
=====================================================================


Business Segment Earnings (Loss):
---------------------------------------------------------------------
                                                  Three Months Ended
                                                      March 31,
                                                 2008          2007
---------------------------------------------------------------------
ARC Specialty Products                         $   2,598    $   2,903
Food, Pharma and Nutrition                         1,528          326
Animal Nutrition & Health                          3,278        2,113
Interest and other expense                          (213)         (28)
---------------------------------------------------------------------
Total                                          $   7,191    $   5,314
=====================================================================



Selected Balance Sheet Items
                                              March 31,  December 31,
                                                2008         2007
                                                ----         ----
Cash                                         $    3,922   $    2,307
Accounts Receivable                              29,838       29,640
Inventories                                      18,841       15,680
Other Current Assets                              3,999        4,842
                                             ----------   ----------
Total Current Assets                             56,600       52,469

Property, Plant, & Equipment (net)               43,065       42,080
Other Assets                                     59,003       59,875
                                             ----------   ----------
Total Assets                                 $  158,668   $  154,424
                                             ==========   ==========

Current Liabilities                          $   36,895   $   36,330
Long-Term Obligations                            22,654       25,014
                                             ----------   ----------
Total Liabilities                                59,549       61,344

Stockholders' Equity                             99,119       93,080
                                             ----------   ----------
Total Liabilities and Stockholders' Equity   $  158,668   $  154,424
                                             ==========   ==========